Exhibit 99.7

CONSENT OF KHADIJA MUSTAFA

In connection with the filing by Metaverse Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors for Metaverse Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: May 12, 2022	Khadija Mustafa /s/ Khadija Mustafa
Signature